Exhibit 10.2

DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (the “Agreement”) is made effective the 15th day of February, 2022 (the “Effective Date”), by and between SOSRx LLC, A Delaware Corporation, with offices at 2420 Brunello Trace, Lutz, FL 33558 (“SOSRx”), and Integra Pharma Solutions LLC with offices at 6308 Benjamin Rd, Unit 708, Tampa, FL (“Supplier”). References to the Agreement include the Schedules and Exhibits to this Agreement, if any.

BACKGROUND:

SOSRx operates an online e-commerce site where its “Members” purchase pharmaceutical and other medical products from “Manufacturers.”

SOSRx desires to have Supplier facilitate the distribution of Manufacturer’s products purchased on the SOSRx platform to its Members, and Supplier desires to accept such engagement.

TERMS AND CONDITIONS:

NOW, THEREFORE, for the reasons described in the Background above and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. APPOINTMENT OF MEMBERS; COMMITMENT BY SUPPLIER AND SOSRX

A. Appointment. Supplier hereby appoints each SOSRx Member an active account for Manufacturer Non-Control (Schedule 2-5 as classified by the US Drug Enforcement Agency) products bought on the SOSRx platform (individually and collectively referred to as “Products”). For purposes of this Agreement, the term “Members” will mean the entities recognized by SOSRx as members from time to time during the term of this Agreement. SOSRx will notify Supplier of any changes to its membership.

B. Sales to Members. Supplier will sell Products to SOSRx Members on the terms and conditions set forth in this Agreement as it may be amended as provided herein.

C. SOSRx’s commitment to Supplier. SOSRx hereby commits to use its best commercial efforts to notify its Members of the terms of this Agreement.

2. TERM AND TERMINATION

A. Term. This Agreement is effective as of the Effective Date and will continue in effect until December 31, 2023 and automatically renews each year until termination. Reference to the terms of this Agreement will include any renewal or extension of the term.

B. Termination. This Agreement may be terminated in whole or in part by either party as a result of a material breach of this Agreement by the other party if such breach is not cured within 30 days after notice of such breach by the non-breaching party. Except as otherwise provided in this Agreement, termination as herein provided is the sole and exclusive remedy for breach of this Agreement. For the avoidance of doubt, a breach by a Member of any purchase agreement with Supplier is not a breach by SOSRx under this Agreement or otherwise.

C. Effect of termination on orders. Upon the expiration or earlier termination of this Agreement, Supplier will fill all outstanding Member purchase orders in accordance with their terms and within 60 days after such expiration or termination will invoice SOSRx the logistical facilitation payment described in Paragraph 3 owed as of such date.

3. LOGISTICAL FACILITATION FEE

For each calendar quarter (or portion thereof) during the term of this Agreement SOSRx will remit to Supplier a logistical facilitation fee equal to 2% of the net price of each Member’s purchases during such period (the “Logistical Facilitation Fee”). Within 60 days after the end of each such period, Supplier will submit to SOSRx a quarterly recap of each Member’s purchases, accompanied by Supplier’s invoice in the amount of the logistical facilitation Fee payable by SOSRx sent to SOSRx at 2420 Brunello Trace, Lutz FL 33558.

4. PRODUCT PRICE; REBATES; PROMOTIONS; PAYMENT TERMS; CREDIT MATTERS

A. Prices. Prices for Products submitted ONLY via the SOSRx Platform, except as otherwise provided in this Paragraph 4A will be made available to Members during the term of this Agreement. Under no circumstances will Supplier charge a Member a higher price for Products than is established by this Agreement. Failure to comply with the provisions of this Paragraph 4 is a material breach of this Agreement.

i. Supplier may change its prices during the term of this Agreement by giving SOSRx and Member notice of such change due to unforeseen circumstances affecting direct operational costs. SOSRx and Member must approve this change prior to any shipment.

C. Payment terms. Unless otherwise set forth, Supplier will offer Members payment terms of net 30 days; provided however, Supplier reserves the right to require cash in advance when reasonable.

D. Credit matters. All monies/credit memos due to a Member (whether or not amounts are customarily paid to SOSRx as the Members’ agent) in the form of a rebate, approved product returns, shelf stock adjustment, promotional allowance, advertising allowances, or other amount due to a Member under this Agreement or otherwise (individually and collectively referred to as a “Credit Amount”) will be paid/issued to such Member within 60 days after the obligation with respect thereto is incurred. After this period, the affected Members may issue a debit memo to Supplier in the total amount of the Credit Amount owed by Supplier and deduct such amount from one or more subsequent payments to Supplier for Products.

i. If a Member has a credit balance, the Member reserves the right to request a check to be paid within 30 days and Supplier will comply with such request.

ii. Supplier will bring to the attention of the appropriate Member in writing all discrepancies affecting monies owed by either Supplier or Member to the other, including without limitation, discrepancies with respect to accounting, invoicing, debit memos, and credit memos, within 60 days from the date of the invoice.

iii. SOSRx makes no representation or warranty as to its Members’ ability or willingness to pay Supplier. While SOSRx may attempt to help resolve any such problem, it is the Supplier’s sole responsibility to resolve all such problems directly with Members.

5. SUPPLIER OBLIGATIONS

A. Shipment. All orders will be shipped by Supplier to Member at the location indicated on the Member’s purchase order. Unless the Member and Supplier agree otherwise, Products will be shipped FOB destination, freight prepaid. Title to and risk of loss of Products sold to Members will pass to Member upon delivery at the designated destination.

i. If a Member receives Products with visible damage, the Member will note the damage on the delivery slip and will promptly report the damage to Supplier’s customer service department requesting that Supplier accept prompt return of the damaged Product. Unless Supplier has established procedures Supplier will promptly provide such Member with disposition instructions. Unless otherwise instructed by Supplier, the Member will hold damaged Product for inspection for 15 days after receipt. Supplier will bear all freight and incidental costs incurred by the Member in connection with damaged Products.

ii. In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any over shipment, Supplier, upon notification by Member, will immediately contact the affected Member’s purchasing department and will comply with any reasonable directions provided with respect to the delivered and undelivered portions of the affected order(s). Supplier will be responsible for any related freight or incidental charges caused by the incorrect shipment. Members will have no obligation to accept over shipments.

B. Shelf life. Supplier will not ship Product to Members if the Product has expired.

C. Failure to supply. In the event that Supplier fails to deliver Product as scheduled, or within customary delivery time if delivery is not scheduled and such failure continues for 30 days after successfully receiving said product from the Manufacturer, Members will have the right to cancel such undelivered order(s). In the event of such failure to supply, SOSRx may cancel this Agreement with respect to such Product.

D. Product recall reimbursement. Supplier will comply with the guidelines for product recall reimbursement set forth in Exhibit 1 attached to this Agreement.

E. Statement of open receivables. Supplier will provide SOSRx with a monthly account receivable statement of all open transactions between Supplier and Members.

H. ADR Status. Supplier should obtain an ADR status from each manufacturer for Products supplied to a Member as a result of transactions processed by SOSRx platform.

I. Products Liability. Members may require a product liability certificate to be in place prior to conducting transactions with Supplier.

J. Licenses. Each Supplier shipping location needs to be licensed in each state that a Member is located.

6 RETURNS

A. Outdated Product. Members must follow the returns process outlined by each Manufacturer. No credit will be issued by Supplier for any outdated products.

B. Returns at the end of the Agreement. If this Agreement expires without being renewed or is subject to early termination, Members may not return any Products without the express permission of Supplier.

7. TRADE SHOW

Supplier agrees to participate reasonably in the SOSRx annual trade show once established.

8. CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT

A. Continuing guarantee. Supplier hereby guarantees to SOSRx and to each Member that: (i) each shipment or other delivery of any food, drugs, devices, cosmetics, or other merchandise (individually and collectively, including Products, referred to in this Paragraph 6 as “Merchandise”) now or hereafter made by Supplier, its subsidiaries, divisions or affiliated companies, to or on the order of SOSRx or any such Member will not be, at the time of such shipment or delivery, adulterated, misbranded, or otherwise prohibited within the meaning of the Federal Food, Drug and Cosmetic Act, 21 U.S.C.A. 301 et seq., as amended, and in effect at the time of said shipment or delivery (the “Act”) or within the meaning of any applicable state or local law in which the definition of adulteration or misbranding are substantially the same as those contained in the Act; (ii) such Merchandise is not, at the time of such shipment or delivery, Merchandise which may not be introduced or delivered for introduction into interstate commerce under the provisions of sections 301, 404, or 505 of the Act (21 U.S.C.A. 331, 334, and 355, respectively); and (iii) such Merchandise is Merchandise which may be legally transported or sold under the provisions of any other applicable federal, state or local law; and Supplier guarantees further that only those chemicals or sprays approved by federal, state or local authorities have been used in connection with Merchandise, and that any residue in excess of the amount allowed by any such authorities has been removed there from.

B. Supplier’s indemnity. Supplier will indemnify, defend and hold harmless SOSRx and each Member and its their parent and affiliates, its and their successors and assigns and its and their officers, directors, agents, employees and contractors (individually and collectively, the “ SOSRx Indemnities”) from and against, or will, in Supplier’s sole discretion, settle solely for money, any and all loss or liability of any nature whatsoever cognizable at law, including claims of bodily injury, death, pain and suffering or property damage and strict product liability (collectively, “Losses”) resulting from third-party claims against a SOSRx Indemnities, including any prosecution or action whatsoever by any governmental body or agency or by any private party, and will, at Supplier’s expense, including reasonable attorneys’ fees, defend each SOSRx Indemnities against claims for Losses, whether or not frivolous, that may be asserted against the SOSRx Indemnities by such third party, arising out of:

(i) the breach by Supplier of the provisions of this Agreement including those of Paragraph 6(A), or the condition of any Product including defect in material, workmanship, design, manufacturing or formulary, or the warnings and instructions or lack thereof for a Product; (ii) the possession, distribution, sale and/or use of, or by reason of the seizure of, any of the Products; (iii) any actual or asserted violation(s) of the Act or any other federal, state or local law or regulation by virtue of which Products sold, supplied, or delivered by the undersigned shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not be in full compliance with, or be in contravention of, any federal, state or local law or regulation; or (vi) infringement by any of the Products of any proprietary or intellectual property rights of any person, including the infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or the violation of any copyright laws or any other applicable federal, state or local laws. The provisions of this Paragraph 6B will survive the expiration or early termination of this Agreement.

C. Supplier’s insurance. Supplier will maintain and keep in force during the term of this Agreement and for two (2) years after full performance by Supplier under this Agreement and any orders for Products by Members hereunder, primary and noncontributing Products Liability Insurance as required by law. Upon request by SOSRx or any Member, Supplier will promptly submit to SOSRx or such Member satisfactory evidence of such insurance. All insurance coverage must be with a carrier reasonably acceptable to SOSRx. The provisions set forth in this Paragraph 6C are in addition to, and not in lieu of, any terms set forth in any purchase agreement between Supplier and a Member. In the event of any conflict between the provisions relating to insurance in such purchase agreement and this Paragraph 6C, this Agreement will prevail and be controlling; except if and to the extent that such purchase agreement provides greater insurance protection for such Member. Failure to comply with all insurance requirements set forth herein will be deemed a material breach under this Agreement.

9. CONFIDENTIALITY

This Agreement, as it may be modified, and all documents and other information provided to Supplier by SOSRx or any Member pursuant to this Agreement, or any order placed hereunder, including any information concerning prices, quantities purchased by any Member, shall be held by Supplier in strict confidence and not disclosed either directly or indirectly to any third party during the term of this Agreement and for five (5) years thereafter. Supplier acknowledges that should it breach any of its covenants in this Paragraph 7, SOSRx or the Member, as the case may be, will be irreparably harmed and will be entitled to an injunction preventing Supplier from further breaching such covenant without any further or more particularized showing of irreparable injury and without the need to post bond or other security. Such an injunction may be applied for before any Court having jurisdiction thereof. In any such proceeding, SOSRx or such Member will be entitled to recover any damages it suffers as a result of Supplier’s breach, including the recovery of any costs and reasonable attorneys’ fees incurred in enforcing its rights hereunder. Each party shall keep the terms and conditions of this Agreement and any amendments hereto confidential.

10. SOSRX’S AUTHORITY AND RELATIONSHIP WITH MEMBERS

SOSRx has the authority to enter into this Agreement for the benefit of its Members and to accept payments on behalf of its Members as set forth in this Agreement. Notwithstanding anything to the contrary expressed or implied in this Agreement, SOSRx has no authority to bind its Members with respect to any purchase or other commitment of any nature whatsoever. SOSRx assumes, has, and will have, no liability of any nature whatsoever; including contract and tort liability, of its Members with respect to Supplier or any other person, and nothing in this Agreement is intended to create such liability.

11. COMPLETE AGREEMENT

This Agreement set forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels any and all oral and written prior and all contemporaneous oral agreements between them, express or implied, with respect to such subject matter. The provisions set forth in this Agreement are in addition to, and not in lieu of, any terms set forth in any purchase agreement between Supplier and a Member. In the event of any conflict between the provisions in such purchase agreement and this Agreement, this Agreement will prevail and be controlling; except if and to the extent that such purchase agreement provides greater benefits for or provides greater protection to such Member, in which event the purchase agreement will prevail and be controlling. The parties acknowledge that no representations or promises have been made to induce either of them to enter into this Agreement other than as may be specifically set forth herein.

12. THIRD-PARTY BENEFICIARIES

The parties intend Members to be third-party beneficiaries of this Agreement in accordance with its terms and the agreements of Supplier herein are binding with respect to such Members as if such Members were direct parties to this Agreement.

13. MISCELLANEOUS

(a) This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. (b) The rights of the parties hereunder are not assignable and any attempted assignment will be null and void. (c) Unless otherwise expressly provided in this Agreement, there are no third-party beneficiaries of this Agreement. (d) The captions set forth herein are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. (e) The words “including” and “include” as used in this document mean, respectively, “including, without limitation” and “include, without limitation” and shall be interpreted as not limiting the matter described by the examples given. The words “hereof,” “herein” and “hereunder” and words of similar import shall refer to all applicable provisions of this Agreement and not to any particular provision thereof unless otherwise indicated. (f) The parties will comply with all federal, state and local law applicable to their respective obligations under this Agreement. (g) The words “hereof,” “herein” and “hereunder” and words of similar import will refer to all applicable provisions of this Agreement and the agreement of which they may be a part and not to any particular provision of either. (h) Any specific right or remedy provided in this Agreement will not be exclusive or limited unless expressly excluded or limited herein, but will be cumulative with all other rights and remedies set forth in this Agreement or available under applicable law. (i) This Agreement may not be changed, altered, amended or modified except in writing signed by a duly authorized representative of the parties, specifically referring to this Agreement, and delivered by the parties each to the other. (j) The failure or refusal by a party either to insist upon the strict performance of any provision of this Agreement or to exercise any right in any one or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right, nor shall such failure or refusal be deemed a custom or practice contrary to such provision or right. To be effective, a waiver of any provision of this Agreement must be in writing, signed by the waiving party. (k) The obligations of the parties that expressly survive the expiration or termination of this Agreement, or which by their nature are intended to survive such expiration or termination, shall so survive in accordance with their express terms or as is required to give effect to such intention, respectively. (l) This Agreement may be executed in multiple counterparts, which shall be deemed to be one and the same instrument and each of which shall be deemed enforceable without production of the others.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

Integra Pharma Solutions LLC

By:
Print Name:	Prashant Patel
Title:	Authorized Representative
Date:

SOSRx LLC:

By:
Print Name:	Surendra Ajjarapu
Title:	Authorized Representative
Date: